UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 29, 2011

CONSUMER PORTFOLIO SERVICES, INC.
(Exact Name of Registrant as Specified in Charter)

CALIFORNIA	1-11416	33-0459135
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19500 Jamboree Road, Irvine, CA 92612
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (949) 753-6800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01 NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

On August 29, 2011, we received from The Nasdaq Stock Market a staff deficiency letter indicating that we had failed to comply with the minimum public float requirement for continued listing on the Nasdaq Global Market, over the 30 business day period ended August 26, 2011.  A minimum public float of $15 million is required by Nasdaq Rule 5450(b)(3)(c). Public float is defined as the closing bid price for our common shares, multiplied by the number of outstanding shares held by persons other than our directors, our officers and holders of 10% or more of outstanding shares.

Our common stock remains listed on the Nasdaq Global Market during the 180-day grace period following such notification of noncompliance. We have until February 27, 2012 to regain compliance with the minimum public float requirement; otherwise our common stock would be subject to delisting. Based on our August 31, 2011 closing bid price of $1.03 per share, we had a public float, so defined, of approximately $13 million. To regain compliance would require that the closing bid price of our common stock equal or exceed $1.18 per share for ten consecutive trading days prior to February 27, 2012. There can be no assurance as to the price(s) at which our stock may trade.  We are considering several alternatives that could be taken to maintain a listing of our common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CONSUMER PORTFOLIO SERVICES, INC.

Dated: September 2, 2011	By:	/s/ JEFFREY P. FRITZ
Jeffrey P. Fritz Senior Vice President and Chief Financial Officer Signing on behalf of the registrant